Friday, October 14, 2005


Press Release

SOURCE:   Process Technology Systems, Inc.

Process Technology Systems, Inc. Enters Into A
Letter of Intent To pursue a Reorganization With
Forster Drilling Corporation

HOUSTON--(BUSINESS WIRE)--October 14, 2005--PROCESS TECHNOLOGY SYSTEMS, INC. (OTC BB: PTCY) Today announces that it has entered into a Letter of Intent to pursue a reorganization with Forster Drilling Corporation ("Forster" or the "Company")

Forster is engaged in the contract land drilling service sector of the oil and exploration and production business. The Company is currently building a fleet of up to 30 mechanical and diesel electric drilling rigs capable of drilling 10,000' to 20,000'.

The Company will provide contract drilling services to independent oil and gas exploration and production in three geographical regions of the United States, North Texas (Barnett Shale Trend), East Texas (Cotton Valley/ Travis Peak Trend), and West Texas (Permian Basin).

Forster has its own purpose built five acre rotary rig manufacturing plant and rig yard located in Odessa, Texas. Forster has the in-house capability of building and/or rebuilding its own rotary drilling rig fleet.

It is expected that the contemplated transaction will result in the issuance of 40 million shares of Process Technology Systems, Inc. common stock that are "restricted securities" as defined in SEC Rule 144 in exchange for all of the issued and outstanding capital stock of Forster.

The closing is subject to entering into an acceptable definitive agreement (the "Agreement and Plan of Reorganization") which will contain customary closing terms and conditions. The parties have agreed to use their best efforts to consummate the proposed transaction.

Except for statements of historical fact, the statements in this Press Release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.

Additional information about Forster Drilling Corporation and its technology can be found on its website at www.forsterdrilling.com or contact Forster Drilling Corporation at (713) 266-8125.


Contact:  Process Technology Systems Inc.
                W.A. Silvey, Jr.
                (713) 266-8005